Exhibit 23.2
                                                                    ------------

                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Spectrian Corporation:

We consent to incorporation herein by reference of our reports dated April 22, 1998, relating to the consolidated balance sheets of Spectrian Corporation and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and the related schedule, which report appears in the March 31, 1998, annual report on Form 10-K of Spectrian Corporation.

/s/ KPMG Peat Marwick LLP
Mountain View, California
August 7, 1998